Exhibit 99.1

Sierra Oncology Reports Third Quarter 2019 Results

- MOMENTUM Phase 3 myelofibrosis clinical trial anticipated to launch in Q4 2019 -

VANCOUVER, November 4, 2019 — Sierra Oncology, Inc. (SRRA), a late-stage drug development company focused on advancing targeted therapeutics for the treatment of patients with significant unmet needs in hematology and oncology, today reported its financial and operational results for the third quarter ended September 30, 2019.

“During the third quarter, we continued to prepare for the launch of the MOMENTUM Phase 3 clinical trial, which is expected to occur in the fourth quarter of 2019. Data that will be generated from this trial, along with data from more than 800 myelofibrosis patients previously treated with momelotinib, many of them durably benefiting for several years of treatment, will form the basis of our planned regulatory submissions for this drug,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “If ultimately approved, momelotinib could represent a significant addition to the limited number of therapeutics available to patients with myelofibrosis, and potentially become the first therapeutic capable of improving anemia in these patients rather than exacerbating it, while also providing meaningful and long-lasting symptom and spleen benefits.”

Sierra’s pipeline also includes a portfolio of DNA Damage Response (DDR) assets, SRA737 (Chk1 inhibitor) and SRA141 (Cdc7 inhibitor). Sierra has previously announced plans to prioritize its resources on the development of momelotinib and has launched a campaign exploring non-dilutive strategic options to support the future continued development of these other drug candidates.

About the MOMENTUM Phase 3 Clinical Trial for Patients with Myelofibrosis:

Sierra plans to launch the MOMENTUM Phase 3 clinical trial in the fourth quarter of 2019. The randomized double-blind trial is designed to enroll 180 myelofibrosis patients who are symptomatic and anemic, and who have been treated previously with a JAK inhibitor. Patients will be randomized 2:1 to receive either momelotinib or danazol. Danazol has been selected as an appropriate treatment comparator given its use to ameliorate anemia in myelofibrosis patients, as recommended by NCCN and ESMO guidelines. After 24 weeks of treatment, patients on danazol will be allowed to crossover to receive momelotinib.

The Primary Endpoint of the trial is the Total Symptom Score (TSS) response rate of momelotinib compared to danazol at Week 24 (99% power; p-value < 0.05).

Secondary and exploratory endpoints include:

-	Transfusion Independence (TI) rate at Week 24 (key secondary: >90% powered; p-value < 0.05),

-	Splenic response rate (SRR) at Week 24 (>90% powered; p-value < 0.05),

-	Duration of TSS response to Week 48,

-	Other measures of anemia benefit, including Transfusion Dependence response rate and various measures of cumulative transfusion burden,

-	Patient Reported Outcome measures of fatigue and physical function.

Dr. Srdan Verstovsek, MD, PhD, Chief, Section for Myeloproliferative Neoplasms, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Houston, Texas, has been named Chief Investigator of the MOMENTUM Phase 3 trial.

The FDA has granted Fast Track designation to momelotinib for the treatment of patients with intermediate/high-risk myelofibrosis who have previously received a JAK inhibitor.

Third Quarter 2019 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $10.1 million for the three months ended September 30, 2019, compared to $12.9 million for the three months ended September 30, 2018. The decrease was due to a $3.0 million upfront fee paid to Gilead to acquire momelotinib in the third quarter of 2018 and decreases in SRA737 and SRA141 costs, including a $2.4 million decrease in clinical trial costs primarily related to SRA737, a $1.4 million decrease in third-party manufacturing costs, and a $0.5 million decrease in research and preclinical costs. These decreases were partially offset by costs pertaining to momelotinib including an increase of $3.9 million in clinical trial and development related costs and a $0.6 million increase in third-party manufacturing costs. Research and development expenses included non-cash stock-based compensation of $0.9 million and $1.2 million for the three months ended September 30, 2019 and 2018, respectively.

Research and development expenses were $32.0 million for the nine months ended September 30, 2019, compared to $30.0 million for the nine months ended September 30, 2018. The increase was primarily due to costs related to momelotinib including a $8.2 million increase in clinical trial and development costs, a $1.9 million increase in third-party manufacturing costs and a $2.1 million increase in personnel-related and allocated overhead costs. These increases were partially offset by a $3.0 million upfront fee paid to Gilead to acquire momelotinib in the third quarter of 2018 and decreases in SRA737 and SRA141 costs, including a $3.6 million decrease in third-party manufacturing costs, a $2.4 million decrease in clinical trial costs primarily related to SRA737, and a $1.3 million decrease in research and preclinical costs. Research and development expenses included non-cash stock-based compensation of $3.3 million for the nine months ended September 30, 2019 and 2018.

General and administrative expenses were $3.1 million for both the three months ended September 30, 2019 and 2018. General and administrative expenses included non-cash stock-based compensation of $0.4 million and $0.7 million for the three months ended September 30, 2019 and 2018, respectively.

General and administrative expenses were $10.0 million for the nine months ended September 30, 2019, compared to $10.7 million for the nine months ended September 30, 2018. This decrease was due to decreases in personnel-related and allocated overhead costs of $0.3 million, professional fees of $0.2 million and business development related costs of $0.2 million. General and administrative expenses included non-cash stock-based compensation of $1.5 million and $1.8 million for the nine months ended September 30, 2019 and 2018, respectively.

For the three months ended September 30, 2019, Sierra incurred a net loss of $12.9 million compared to a net loss of $15.6 million for the three months ended September 30, 2018. For the nine months ended September 30, 2019, Sierra incurred a net loss of $40.8 million compared to a net loss of $39.1 million for the nine months ended September 30, 2018.

Cash and cash equivalents totaled $67.7 million as of September 30, 2019, compared to $106.0 million as of December 31, 2018. At September 30, 2019, there were 74,688,283 shares of common stock issued and outstanding, an additional 13,222,900 issuable upon exercise of stock options and warrants, and a term loan of $5.0 million.

About Sierra Oncology

Sierra Oncology is a late stage drug development company focused on advancing targeted therapeutics for the treatment of patients with significant unmet medical needs in hematology and oncology.

Momelotinib, Sierra’s lead drug candidate, is a potent, selective and orally-bioavailable JAK1, JAK2 & ACVR1 inhibitor with a differentiated therapeutic profile in myelofibrosis encompassing robust constitutional symptom improvements, a range of meaningful anemia benefits, including eliminating or reducing the need for frequent blood transfusions, and comparable spleen control to ruxolitinib. More than 1,200 subjects have received momelotinib since clinical studies began in 2009, including more than 800 subjects treated for myelofibrosis. Sierra plans to launch the MOMENTUM Phase 3 clinical trial in the fourth quarter of 2019 to support potential registration of momelotinib on a global basis. Momelotinib is wholly owned by Sierra Oncology and is covered by patent families anticipated to provide potential exclusivity to 2040 in the United States and Europe (including Patent Term Extension or Supplementary Protection Certificate).

Sierra is also developing a portfolio of DNA Damage Response (DDR) assets, consisting of SRA737 and SRA141, and is conducting a campaign intended to seek non-dilutive strategic options to support their further advancement. SRA737 is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DDR, and has demonstrated preliminary clinical efficacy. SRA141 is a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7) with a potential novel mechanism of cytotoxicity, and has successfully completed the IND process with the FDA enabling the commencement of clinical trials.

Sierra Oncology retains the global commercialization rights to momelotinib, SRA737 and SRA141. For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s expectations from current data, anticipated clinical development activities, timing of the initiation of MOMENTUM, expected timing of the execution of, and expected results from, non-dilutive strategic options, and potential benefits of Sierra Oncology’s lead product candidate and other product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to successfully develop and commercialize product candidates, product candidates may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of its product candidates, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67,694	$106,046
Prepaid expenses and other current assets	3,118	2,706

Total current assets	70,812	108,752
Property and equipment, net	137	168
Operating lease right-of-use asset	630	—
Other assets	738	549

TOTAL ASSETS	$72,317	$109,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued and other liabilities	$6,738	$8,812
Accounts payable	1,304	1,287
Current portion of term loan	1,171	—

Total current liabilities	9,213	10,099
Term loan	3,841	4,891
Operating lease liability	415	—

TOTAL LIABILITIES	13,469	14,990

STOCKHOLDERS’ EQUITY:
Common stock	74	74
Additional paid-in capital	776,999	771,817
Accumulated deficit	(718,225)	(677,412)

TOTAL STOCKHOLDERS’ EQUITY	58,848	94,479

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$72,317	$109,469

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$10,113	$12,913	$31,978	$30,032
General and administrative	3,151	3,138	9,995	10,736

Total operating expenses	13,264	16,051	41,973	40,768

Loss from operations	(13,264)	(16,051)	(41,973)	(40,768)
Other income, net	288	479	961	1,333

Loss before benefit from income taxes, net	(12,976)	(15,572)	(41,012)	(39,435)
Benefit from income taxes, net	(73)	(5)	(199)	(383)

Net loss	$(12,903)	$(15,567)	$(40,813)	$(39,052)

Net loss per common share, basic and diluted	$(0.17)	$(0.21)	$(0.55)	$(0.56)

Weighted-average shares used in computing net loss per common share, basic and diluted	74,688,283	74,347,489	74,621,364	69,517,119

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com